Exhibit 99.3

NU LOGO

P. O. Box 270

Hartford, CT  06141-0270

107 Selden Street

Berlin, CT  06037

(860)-665-5000

www.nu.com

News Release

CONTACT:	Mary Jo Keating (Media)	Jeffrey R. Kotkin (Investors)
OFFICE:	(860) 665-5181	(860) 665-5154

Northeast Utilities Subsidiary Select Energy Reaches Agreement to Sell its Competitive Retail Energy Marketing Business to Amerada Hess

BERLIN, Conn., May 2, 2006 – Northeast Utilities’ (NYSE: NU) subsidiary Select Energy, Inc. has entered into a definitive purchase and sale agreement to sell its retail energy marketing business, including its wholly-owned subsidiary Select Energy New York, Inc., to Amerada Hess Corporation.  As announced November 7, 2005, NU is exiting its competitive businesses in order to focus solely on regulated utility operations.

Select Energy is a leading supplier of electricity and natural gas throughout the Northeast and mid-Atlantic states with approximately 30,000 customer accounts and annual revenues in 2005 of over $1 billion.  Hess is a global energy company that markets natural gas, fuel oil and electric supply in competitive markets throughout the eastern U.S.

“The sale of the retail energy marketing business is a significant milestone that benefits shareholders and moves NU toward the completion of divesting our competitive energy businesses," said Charles W. Shivery, NU’s Chairman, President and Chief Executive Officer.  "It is a positive outcome for Select Energy’s customers, who will be well served by a market leader known for reliable service and operational excellence.  This also provides Select Energy employees with the potential to join a Fortune 100 integrated energy company,” Shivery said.

The sale is expected to close by June 1, 2006.  Other terms will be disclosed in conjunction with NU’s quarterly earnings report on May 4, 2006.  J.P. Morgan Securities Inc. acted as financial advisor to NU on the transaction.

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Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast.  Through our regulated and competitive subsidiaries, NU provides Energy for a Changing World, with a full range of energy products and services to millions of residential and business customers.  NU is committed to safety, reliability and expanding consumers' energy options.  For more information on Northeast Utilities and our subsidiaries, visit the NU family of Web sites at www.nu.com.